AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENTS

This Amendment made this 1st day of January, 2011, by and between each of the registered investment companies listed on Exhibit A hereto, each a Massachusetts business trust (each a “Fund” and collectively the “Funds”), and Nuveen Fund Advisors, Inc. (formerly Nuveen Asset Management), a Delaware corporation (the “Adviser”).

WITNESSETH THAT:

WHEREAS, the Board of Trustees of the Funds and the Adviser have agreed to amend the Management Agreements between the Funds and the Adviser, each dated November 13, 2007 (the “Agreements”), in order to reflect certain revisions to the complex-level fee approved in connection with a proposed acquisition of another mutual fund complex; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose, has approved the revised complex-level fee structure, as set forth below, in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreements, the Funds and the Adviser hereby agree as follows:

1.	Sections 2(B), (C) and (D) of each Agreement are deleted in their entirety and hereby replaced with the following:

B.	(1)	The Complex-Level Fee for each Fund shall be calculated by applying the Complex-Level Fee Rate (as applied to a specific Fund, the “Fund-Specific Complex-Level Fee Rate”), expressed as a daily equivalent, to the daily net assets of the Fund. The Complex-Level Fee Rate shall be determined based upon the total daily net assets of all Eligible Funds, as defined below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by such Eligible Funds, such leveraging net assets), pursuant to the annual fee schedule shown below in this section, with the following exclusions (as adjusted, “Complex-Level Assets”):

i)	in the case of Eligible Funds that invest in other Eligible Funds (“Funds of Funds”), that portion of the net assets of such Funds of Funds attributable to investments in such other Eligible Funds;

ii)	that portion of the net assets of each Eligible Fund comprising the daily “Fund Asset Limit Amount” (as defined below).

The Complex-Level Fee Rate shall be calculated in such a manner that it results in the effective rate at the specified Complex-Level Asset amounts shown in the following annual fee schedule:

Complex-Level Asset Breakpoint Level ($ million)	Effective Rate at Breakpoint Level (%)
55,000	0.2000
56,000	0.1996
57,000	0.1989
60,000	0.1961
63,000	0.1931
66,000	0.1900
71,000	0.1851
76,000	0.1806
80,000	0.1773
91,000	0.1691
125,000	0.1599
200,000	0.1505
250,000	0.1469
300,000	0.1445

(2)	Definitions:

i)	“Eligible Funds,” for purposes of the Agreement, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the adviser’s parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund’s adviser’s rights under the management agreement for such fund (in either case, such acquisition an “Acquisition” and such fund an “Acquired Fund”), will be evaluated by both Nuveen management and the Nuveen Funds’ Board, on a case-by-case basis, as to whether or not the assets of such Acquired Funds would be included in the Complex-Level Assets and, if so, whether there would be a basis for any adjustments to the complex-level breakpoint schedule and/or its application.

ii)	The “Fund Asset Limit Amount” as of any calculation date shall for each Fund be equal to the lesser of (i) the Initial Fund Asset Limit Amount (defined below) and (ii) the Eligible Fund’s current net assets. The “Initial Fund Asset Limit Amount” for an Eligible Fund shall be determined as follows:

a)	In the case of Nuveen-branded Funds that qualified as Eligible Funds on or prior to June 30, 2010, as well as Eligible Funds launched thereafter that are not Acquired Funds, the Initial Fund Asset Limit Amount shall be equal to zero, except to extent that such Fund may later participate in a subsequent Fund consolidation as described in (iii) below.

b)	In the case of Acquired Funds, the Initial Fund Asset Limit Amount is equal to the product of (i) 1 minus the Aggregate Eligible Asset Percentage (defined below) and (ii) an Acquired Fund’s net assets as of the effective date of such Fund’s Acquisition.

c)	In the event of a consolidation or merger of one or more Eligible Funds, the Initial Fund Asset Limit Amount of the combined fund will be equal to the sum of the Initial Fund Asset Limit Amounts of each individual Eligible Fund.

iii)	“Acquisition Assets”: With respect to an Acquisition, the aggregate net assets as of the effective date of such Acquisition of all Acquired Funds.

iv)	“Aggregate Eligible Asset Amount”: With respect to an Acquisition, that portion of the aggregate net assets of Acquired Funds as of the effective date of such Acquisition that is included in Complex-Level Assets. With respect to the series of First American Investment Funds, Inc. that became Acquired Funds as of January 1, 2011, the Aggregate Eligible Asset Amount is $2 billion.

v)	“Aggregate Eligible Asset Percentage”: The ratio of the Aggregate Eligible Asset Amount to Acquisition Assets.

vi)	“Fund-Specific Complex-Level Fee Rate”: The Complex-Level Fee Rate applicable to a specific Eligible Fund. In the case of Eligible Funds that are Funds of Funds, the Fund-Specific Complex-Level Fee Rate is zero percent (0%). For all other Eligible Funds, the Fund-Specific Complex-Level Fee Rate is the annual fee rate calculated as the sum of (i) the Complex-Level Fee Rate plus (ii) the product of (a) the difference between 0.20% and the Complex-Level Fee Rate and (b) the ratio of the Fund’s Fund Asset Limit Amount to such Fund’s net assets.

C.	For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement shall have been in effect during the month and year, respectively. The services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

2.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

EACH FUND LISTED ON EXHIBIT A HERETO

By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal
Assistant Secretary

NUVEEN FUND ADVISORS, INC.

By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Larry Martin
Assistant Secretary

EXHIBIT A

NUVEEN MUNICIPAL TRUST

Nuveen Intermediate Duration Municipal Bond Fund

Nuveen Insured Municipal Bond Fund

Nuveen All-American Municipal Bond Fund

Nuveen Limited Term Municipal Bond Fund

Nuveen High Yield Municipal Bond Fund

NUVEEN MULTISTATE TRUST I

Nuveen Arizona Municipal Bond Fund

Nuveen Colorado Municipal Bond Fund

Nuveen Florida Preference Municipal Bond Fund

Nuveen Maryland Municipal Bond Fund

Nuveen New Mexico Municipal Bond Fund

Nuveen Pennsylvania Municipal Bond Fund

Nuveen Virginia Municipal Bond Fund

NUVEEN MULTISTATE TRUST II

Nuveen California Municipal Bond Fund

Nuveen California High Yield Municipal Bond Fund

Nuveen California Insured Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Massachusetts Municipal Bond Fund

Nuveen Massachusetts Insured Municipal Bond Fund

Nuveen New Jersey Municipal Bond Fund

Nuveen New York Municipal Bond Fund

Nuveen New York Insured Municipal Bond Fund

NUVEEN MULTISTATE TRUST III

Nuveen Georgia Municipal Bond Fund

Nuveen Louisiana Municipal Bond Fund

Nuveen North Carolina Municipal Bond Fund

Nuveen Tennessee Municipal Bond Fund

NUVEEN MULTISTATE TRUST IV

Nuveen Kansas Municipal Bond Fund

Nuveen Kentucky Municipal Bond Fund

Nuveen Michigan Municipal Bond Fund

Nuveen Missouri Municipal Bond Fund

Nuveen Ohio Municipal Bond Fund

Nuveen Wisconsin Municipal Bond Fund